Exhibit 99.1
Kos Pharmaceuticals, Inc.
2006 Named Executive Officers Compensation

		2005
		Stock
	2005 Cash	Option	2006
Executive Officer	Bonus	Bonus*	Salary

Daniel M. Bell, Chairman of the Board	$500,000	18,000	$390,000

Adrian Adams, President and CEO	$1,700,000	58,800	$660,000

Christopher P. Kiritsy, Executive Vice Pres., Chief Financial Officer**	$105,000	30,000	—

Kevin P. Clarke, Executive Vice Pres., Chief Financial Officer***	$100,000	100,000	$400,000

Andrew I. Koven, Executive Vice Pres., General Counsel	$390,000	50,000	$360,000

Ralf H. Rosskamp, Executive Vice Pres., Research and Development	$290,000	19,000	$390,000

Mark E. McGovern, Executive Vice Pres., Chief Medical Officer	$255,000	19,000	$355,000

Richard A. King, Executive Vice Pres., Commercial Operations	$280,000	23,000	$340,000

*	Shares issued under the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan.

**	Christopher P. Kiritsy, Kos’ former Executive Vice President, Corporate Development and Chief Financial Officer resigned from the Company effective May 20, 2005.

***	On November 2, 2005, the Company announced the appointment of Kevin P. Clarke to the position of Executive Vice President and Chief Financial Officer.